Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the captions “Financial Statements” in the Prospectus and “Experts” in the Statement of Additional Information, and to the use of our reports: (1) dated March 31, 2006, with respect to the financial statements of Modern Woodmen of America Variable Annuity Account, and (2) dated March 23, 2006, with respect to the financial statements and schedules of Modern Woodmen of America, in Post-Effective Amendment No. 6 to the Registration Statement (Form N-4, No. 333-63972) under the Securities Act of 1933 and Amendment No. 7 to the Registration Statement (Form N-4, No. 811-10429) under the Investment Company act 1940 and related Prospectus of Modern Woodmen of America Variable Annuity Account dated May 1, 2006.

/s/ Ernst & Young LLP

Des Moines, Iowa

April 26, 2006